Exhibit 3.1

NIOCORP DEVELOPMENTS

(the “Company”)

Extract of Resolutions

ALTERATION TO ARTICLES OF THE COMPANY

Pursuant to section 42(2)(a)(iv) of the Business Corporations Act (British Columbia), the following is an extract of the Ordinary Resolutions of the Shareholders of the Company approved and adopted on March 10, 2023.

BE IT RESOLVED, AS AN ORDINARY RESOLUTION THAT:

1.	The NioCorp Articles be amended to delete Section 11.3 and replace it with a new Section 11.3 in the form appended as Annex B to the joint proxy statement/prospectus of NioCorp and GX dated February 8, 2023, to require the presence, in person or by proxy, of two or more shareholders representing at least 33 1/3% of the outstanding shares entitled to be voted in order to constitute a quorum at any meeting of NioCorp Shareholders.
2.	Any one director or officer of NioCorp be and is hereby authorized and directed to do all such acts and things and to executed and deliver all such documents, instruments and assurances as in the opinion of such director or officer may be necessary or desirable to give effect to the foregoing resolutions.”

AMENDMENT TO ARTICLES OF NIOCORP

QUORUM REQUIREMENT

Current Provision

Section 11.3 of the NioCorp Articles currently states:

“11.3 Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one or more persons present and being, or representing by proxy, two or more shareholders entitled to attend and vote at the meeting.”

Amendment

Section 11.3 of the NioCorp Articles is amended by deleting Section 11.3 and replacing with the following:

“11.3 Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two or more persons present and being, or representing by proxy, 33 1/3% of the outstanding shares entitled to be voted on at a meeting of shareholders.”